Exhibit 10.1

SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

This Second Amendment to Revolving Credit Agreement (the “Amendment”) is dated as of November 3, 2021, by and among AFC Gamma, Inc., a Maryland corporation (the “Borrower”), the Lenders identified on the signature page hereof (such Lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and AFC Finance, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successor and assigns in such capacity, the “Agent”).

RECITALS

A.          WHEREAS, the Borrower, the Agent and certain lenders party thereto are parties to that certain Secured Revolving Credit Agreement, dated as of August 18, 2020, as amended by that certain Amendment to Revolving Credit Agreement, dated as of May 7, 2021 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”);

B.           WHEREAS, the Borrower has requested, and the Agent and Lenders have agreed, to modify the Credit Agreement, as set forth herein, subject to the terms and conditions set forth herein below. All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following:

1. Amendments.

(a)        Section 1.1 of the Credit Agreement is hereby amended by amended by amending and restating the below defined terms in appropriate alphabetical order:

“Loan Interest Rate” shall mean, with respect to any Loan, 4.75% per annum, payable in cash in arrears as provided herein.

“Maturity Date” shall mean the earlier of (i) September 30, 2022, and (ii) the date of the closing of any Refinancing Credit Facility.

(b)       Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order:

“Commencement Date” shall have the meaning specified therefor in Section 9.1(b).

“Commitment Fee” shall have the meaning specified therefor in Section 2.8(b).

“Indenture” shall mean that certain Indenture, dated as of November 3, 2021, by and among AFC Gamma, Inc., a Maryland corporation, the certain subsidiary guarantors from time to time party thereto and Indenture Trustee, as amended, restated or otherwise modified from time to time.

“Indenture Holder” and “Indenture Holders” shall mean those certain holders of the Indenture Notes.

“Indenture Notes” means the Notes (as defined in the Indenture).

“Indenture Trustee” shall mean TMI Trust Company, and its successors and any corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee at the time serving as successor trustee hereunder.as trustee under the Indenture.

“Loan Commitment” shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Loans as set forth on Annex A hereto or in the most recent assignment agreement to which it is a party (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate commitment shall be Seventy Five Million Dollars ($75,000,000) on the Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Option” shall have the meaning specified therefor in Section 9.1(a).

“Option Notice” shall have the meaning specified therefor in Section 9.1(c).

“Option Term” shall have the meaning specified therefor in Section 9.1(b).

“Purchase Agreement” shall have the meaning specified therefor in Section 9.2.

“Purchase Agreement Termination Date” shall have the meaning specified therefor in Section 9.2.

“Purchase Price” shall have the meaning specified therefor in Section 9.3.

“Second Amendment Closing Date” shall mean November 3, 2021.

“Termination Date” shall have the meaning specified therefor in Section 9.1(b).

“Undersubscription Notice” shall have the meaning specified therefor in Section 9.1(d).

“Unused Fee” shall have the meaning specified therefor in Section 2.8(a).

(c)       Article II of the Credit Agreement is hereby amended by deleting Section 2.8 in its entirety and replacing the following therefor:

“Section 2.8      Fees.

(a)       Unused Fee. Beginning on the Second Amendment Closing Date, the Borrower shall pay to the Agent an unused line fee (“Unused Fee”) in the amount equal to 0.25% per annum of the sum of (i) $75,000,000 minus (ii) the sum of the daily average principal amount of the Outstanding Amount for the preceding quarter, if said result is a positive number. The Unused Fee shall be paid by the Borrower quarterly in arrears on the first Business Day of each quarter in accordance with Section 2.9(a).

(b)       Commitment Fee. The Borrower shall pay to the Agent a commitment fee (“Commitment Fee”) in the amount equal to 0.25% of the aggregate Loan Commitment as of the Second Amendment Closing Date, payable in three equal quarterly installments on the first Business Day of each such consecutive quarter, with the first such payment due on January 3, 2022, in each case, in accordance with Section 2.9(a).

(d)         Section 2.9(a) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“All payments of interest, the Commitment Fee and Unused Fee are to be paid by the Borrower directly or indirectly through the Agent (and so long as such payments by the Agent occur promptly after the receipt thereof) to a charitable foundation to be designated by Agent in its sole discretion, net of any Taxes attributable to a Lender with respect thereof.”

(e)         Section 2.9(b)(1) of the Credit Agreement is hereby amended by deleting the first sentence of Section 2.9(b)(1) in its entirety and replacing the following therefor:

“(1)       So long as no Application Event has occurred and is continuing, all principal payments made by the Borrower shall be paid ratably to the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses made by the Borrower (other than fees or expenses that are for Agent’s separate account, which fees and expenses shall be paid to Agent or fees and expenses to be paid as set forth in Section 2.9(a), which fees and expenses shall be paid in accordance with Section 2.9(a)) shall be paid ratably to each Lender according to such Lender’s Pro Rata Share of the type of commitment or Obligation to which a particular fee or expense relates.”

(f)          Section 7.2 of the Credit Agreement is hereby amended by adding the following subsection (c) at the end thereof:

“Notwithstanding anything herein to the contrary, no amendment, waiver, modification or consent shall amend, modify, waiver or terminate, any provision of Article IX without the written consent of the Agent, the Borrower, the Required Lenders and the Indenture Holders holding a majority of outstanding amount of the Indenture Notes.”

(g)         The Credit Agreement is hereby amended by adding the following Article IX at the end thereof:

“Article IX

Purchase Option

Section 9.1        Option to Purchase Loans.

(a) Grant of Option. The Lenders hereby grant to each Indenture Holder as of the Commencement Date the option (the “Option”) to purchase the Loans on a pro rata basis according to such Indenture Holder’s percentage holdings of the aggregate outstanding amount of the Indenture Notes for the “Purchase Price” described below and upon the other terms and conditions set forth in this Article IX.

(b) Term of Option. The Indenture Holders’ right to exercise the Option shall commence on 5:00 p.m. New York time on the thirtieth (30th) day following the occurrence of an Event of Default arising under Section 6.1(a) or Section 6.1(e) of this Agreement, if, on such thirtieth (30th) day, such Event of Default remains uncured (such date of commencement, the “Commencement Date”). No Event of Default shall be deemed cured unless, in addition to paying or causing the payment of such amounts as are owing under this Agreement or curing or causing the cure of such conditions as are required to cure the Event of Default, the Borrower pays or causes the payment of all late charges, default interest and amounts owing under the Loan Documents. The Option and all of the Indenture Holders’ rights to purchase the Loans shall automatically and without any notice terminate upon the earliest to occur of: (i) the date on which the Borrower repays the Loans in full, including all principal, interest, and fees (including any refinancing thereof), (ii) the repurchase or repayment in full of the Indenture Notes in accordance with the terms of the Indenture, and (iii) the date on which there are no longer any Indenture Notes held by a non-affiliate of the Company outstanding. The date on which the Option may terminate as set forth in the preceding sentence is referred to as the “Termination Date,” after which time the Option shall be automatically expired and of no further force or effect. The period commencing on the Commencement Date and ending on the Termination Date is referred to as the “Option Term.”

(c) Exercise of Option. If an Indenture Holder elects to exercise the Option, such Indenture Holder shall provide written notice thereof to the Agent and the Lenders in accordance with Section 7.1 of this Agreement within thirty (30) days after the Commencement Date (the “Indenture Holder Notice Period”); provided that any such written notice by an Indenture Holder electing to exercise the Option must be made prior to the expiration of the Option Term (the “Option Notice”). For the avoidance of doubt, the Option may only be exercised by Indenture Holders holding Indenture Notes as of the date the Option Notice is delivered.

(d) Undersubscription. If the Option has been exercised by certain of the Indenture Holders with respect to some but not all of the Loans outstanding as of the delivery of the Option Notice, then the Agent shall, immediately after the expiration of the Indenture Holder Notice Period, send written notice (the “Undersubscription Notice”) to those Indenture Holders who delivered an Option Notice within the Indenture Holder Notice Period. Each such Indenture Holder shall, subject to the provisions of this Section 9.1(d), have an additional option to purchase all or any part of the outstanding balance of the Loans. To exercise such option, such Indenture Holder shall provide written notice thereof to the Agent and the Lenders within ten (10) days after the expiration of the Indenture Holder Notice Period. To the extent any Indenture Holders choose to exercise the last-mentioned option for the outstanding balance of the Loans, the remaining balance of the Loans available for purchase under this Section 9.1(d) shall be allocated to each such Indenture Holder on a pro rata basis according to the amount of the Loans purchased by any such Indenture Holder relative the aggregate amount of the Loans purchased by all such Indenture Holders, in each case, pursuant to the Option.

Section 9.2        Purchase Terms. Within thirty (30) days after the Agent’s receipt of the Option Notice (such date, the “Purchase Agreement Termination Date”), the Indenture Holders, the Borrower, the Lenders and the Agent will use commercially reasonable efforts to negotiate in good faith a form of purchase agreement (the “Purchase Agreement”) with such other terms and conditions as are customary for transactions of the type contemplated by this Agreement. Once the final form of the Purchase Agreement is mutually agreed, the Borrowers, the Indenture Holders, the Lenders and the Agent shall confirm such agreement in writing. For the avoidance of doubt, the Indenture Holders’ agreement to the form of Purchase Agreement shall not obligate the Indenture Holders to exercise the Option. In the event the Borrowers, the Indenture Holders, the Lenders and the Agent do not mutually agree in writing upon a final form of the Purchase Agreement on or prior to the Purchase Agreement Termination Date (unless such date is extended by the mutual agreement of the parties), the Indenture Holders’ shall not be entitled to exercise the Option (but the other rights and obligations of the parties under this Agreement shall continue in accordance with their terms).

Section 9.3       Purchase Price. The purchase price for the Loans (the “Purchase Price”) shall be the amount which, on the closing date of the Purchase Agreement, would be necessary, taking into account all optional reductions of the Loan made pursuant to Section 2.3 and prepayments of the Loans made pursuant to Section 2.5, to wholly repay to the Lenders the Outstanding Amount, plus any accrued and unpaid interest and any other Obligations incurred by the Borrower and owing under the Loan Documents.

Section 9.4        Manner of Payment. The Purchase Price and all other sums required to be delivered by the Indenture Holders hereunder shall be delivered to the Lenders in cash or other immediately available funds.

Section 9.5        Exclusive Right to Purchase. The Borrower shall not sell or transfer the Loans to any other party on or before the Termination Date without also transferring its obligation under the Option.

Section 9.6        Third Party Beneficiaries. At any time prior to the Termination Date, the Indenture Holders and the Indenture Trustee shall be a third party beneficiaries of this Article IX and entitled to enforce the terms of this Article IX.”

(h)       Annex A to the Credit Agreement is amended by amending and restating the Loan Commitment table set forth therein with the following:

Lender	Loan Commitment
AFC FINANCE, LLC	$75,000,000
TOTAL	$75,000,000

3. Ratification of Loan Documents and Collateral. The Borrower hereby ratifies and affirms each of the Loan Documents, as amended hereby, and agrees to perform each obligation set forth in each of the Loan Documents, as amended hereby. Except as specifically modified and amended herein, all terms, warranties, representations, conditions and covenants contained in the Credit Agreement and the other Loan Documents shall remain in full force and effect. Any property or rights to or interests in property granted as security in the Loan Documents shall remain as security for the Loan and the obligations of Borrower in the Loan Documents.

4. Representations and Warranties. The Borrower represents and warrants to the Lenders and the Agent that (a) the representations and warranties set forth in Article IV of the Credit Agreement, and in each of the other Loan Documents, are true and complete in all material respects (provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct in all material respects as of such specific date), and as if each reference in said Article IV to “this Agreement” included reference to this Amendment and (b) no Default or Event of Default has occurred and is continuing.

5. Miscellaneous.

(a)        The Loan Documents as modified herein contain the entire understanding and agreement of the Borrower, Agent and the Lender with respect to the Loan and supersede all prior representations, warranties, agreements, arrangements, and understandings. No provision of the Loan Documents as modified may be changed, discharged, supplemented, terminated, or waived except in a writing signed pursuant to the requirements of the Credit Agreement.

(b)         All references in the Loan Documents to the Credit Agreement shall mean the Credit Agreement as hereby modified and amended. This Amendment shall also constitute a Loan Document and all terms and conditions of the Credit Agreement (as modified herein) including, without limitation, the miscellaneous provisions set forth therein, such as consent to jurisdiction, applicable law, and waiver of jury trial, are incorporated herein as though set forth in full and the Agent and the Lenders shall be entitled to the benefits thereof with respect to this Amendment.

(c)          This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment in electronic (i.e., “pdf” or “tif”) format or via “Docusign” or similar method shall be effective as delivery of a manually executed counterpart of this Amendment. Each of the parties hereto agrees and acknowledges that (i) the transaction consisting of this Amendment may be conducted by electronic means, (ii) it is such party’s intent that, if such party signs this Amendment using an electronic signature, it is signing, adopting and accepting this Amendment and that signing this Amendment using an electronic signature is the legal equivalent of having placed its handwritten signature on this Amendment on paper, and (iii) it is being provided with an electronic or paper copy of this Amendment in a usable format..

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

AFC GAMMA, INC.
as Borrower

By:	/s/ Brett Kaufman
	Name:	Brett Kaufman
	Title:	Chief Financial Officer

AFC FINANCE, LLC
as Agent

By:	/s/ Leonard M. Tannenbaum
	Name:	Leonard M. Tannenbaum
	Title:	Manager

AFC FINANCE, LLC
as a Lender

By:	/s/ Leonard M. Tannenbaum
	Name:	Leonard M. Tannenbaum
	Title:	Manager

Signature Page to Second Amendment to Revolving Credit Agreement